Exhibit 5.01

REEDER & SIMPSON P.C.

Attorneys-at-Law

RRE Commercial Center		Raymond E. Simpson Law Offices
Ace Building, Suite 205		53 – 55 Akti Miaouli, 6th Floor
1 Lagoon Drive		Piraues 183 45, Greece
Majuro, Marshall Islands MH 96960,		Telephone:	+30 210 429 3323
Telephone:	+692 625 3602	Fax:	+30 210 429 3309
Fax:	+692 625 3603	E-mail:	simpson@otenet.gr
E-mail:	dreeder@ntamar.net	Mobile phone:	+30 6945 465 173

January 21, 2014

FreeSeas Inc.

10, Eleftheriou Venizelou Street (Panepistimiou Ave.)

106 71, Athens, Greece

Re:	FreeSeas Inc.

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to FreeSeas Inc., a Marshall Islands corporation (the "Company"), in connection with the shares of the Company’s common stock, par value $.001 per share (the "Common Stock"), including the related preferred share purchase rights, described in the Company's Registration Statement on Form F-1 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the "Commission") and as thereafter amended or supplemented.

The Registration Statement includes 400,000 shares of Common Stock (the “Registered Shares”) owned by Hanover Holdings I. LLC (“Hanover”), The Registered Shares are included in the Registration Statement for purposes of registering the resale of the Registered Shares by Hanover, as described in the form of prospectus included in the Registration Statement relating to such resale (the “Prospectus”).

We have examined copies, certified or otherwise identified to our satisfaction, of the following documents (together, the “Documents”): (i) the Registration Statement; (ii) the Prospectus; (iii) the Company’s Amended and Restated Articles of Incorporation, as amended; (iv) the Company’s Amended and Restated By-laws, as amended; (v) the Investment Agreement; (vi) an excerpt of the minutes of a meeting of the Board of Directors of the Company held on January 18, 2013; (vii) the Shareholders Rights Agreement effective as of January 14, 2009 between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”); (viii) minutes of a meeting of the Board of Directors of the Company held on November 13, 2008 and (ix) all other documents as we have deemed necessary in order to render the opinions provided herein. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, officers and directors of the Company, and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the Marshall Islands, made in any of the Documents is true, accurate and complete;

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that:

(a)       The Registered Shares (including the related preferred share purchase rights) have been duly authorized.

(b)       The Registered Shares (including the related preferred share purchase rights) will be when sold, paid for and issued as provided in the Investment Agreement (and, with respect to the preferred share purchase rights, when issued in accordance with the Rights Agreement), validly issued, fully paid and non-assessable.

(c)       Under the laws of the Republic of the Marshall Islands, the preferred share purchase rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion letter is limited to the laws of the Republic of the Marshall Islands, including the statutes and Constitution of the Republic of the Marshall Islands, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution.

We qualify our opinions set forth herein to the extent that (x) we express no opinion as to any law other than Marshall Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the Republic of the Marshall Islands; and (y) our opinions do not address any determination by a court of competent jurisdiction as to whether redemption or termination of the preferred share purchase rights may be required under applicable law, whether members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required by applicable law in adopting the Rights Plan, or whether the validity of the Rights Agreement or the preferred share purchase rights would be affected by the invalidity of any provision thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the headings “Legal Matters” in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

REEDER & SIMPSON P.C.

By	/s/ Raymond E. Simpson